EXHIBIT 10.1

INVESTMENT AGREEMENT

between

TELTRONICS, INC.

and

INTERNATIONAL MEDIA NETWORK AG

Dated as of October 19, 2004

TABLE OF CONTENTS

1.	Definitions		1
	(a)	Definitions	1
	(b)	Other Definitional Provisions	6
2.	Authorization and Consent		6
	(a)	Authorization of Purchaser Shares	6
	(b)	Consent to Transfer of Series A Preferred Shares	6
	(c)	Amended Certificate of Designation, Preferences and Rights	6
3.	Sale and Purchase of the Purchaser Shares		7
4.	The Closing		7
	(a)	Place and Date	7
	(b)	Purchase Price; Payment	7
5.	Representations and Warranties of the Company		7
	(a)	Organization and Good Standing	7
	(b)	Authorization	8
	(c)	Capital Stock	8
	(d)	Subsidiaries	9
	(e)	Material Compliance With Material Instruments	10
	(f)	Good Title	10
	(g)	Litigation	10
	(h)	Tax Matters	10
	(i)	Contracts	11
	(j)	Governmental Approvals and Other Consents.	13
	(k)	Officers, Benefit Plans and Labor	13
	(l)	Intellectual Property	14
	(m)	Certain Environmental and Safety Laws	14
	(n)	Financial Statements	15
6.	Representations and Warranties of the Purchaser		15
	(a)	Investment Intent	15
	(b)	Sophistication	15

	(c)	Illiquidity	15
	(d)	Accredited Investor	15
	(e)	Restricted Securities	15
7.	Covenants		16
	(a)	Pre-Closing Actions	16
	(b)	Conduct of Business	16
	(c)	Books and Records	16
	(d)	Use of Proceeds	17
	(e)	Employment Agreements	17
	(f)	Reservation of Common Stock	17
8.	Conditions to Obligations of the Purchaser		17
	(a)	Representations and Warranties	17
	(b)	Performance	17
	(c)	Absence of Litigation	17
	(d)	Governmental Approvals; Consent	17
	(e)	Contemporaneous Transactions	18
	(f)	Closing Papers	18
	(g)	Proceedings	18
9.	Conditions to the Obligations of the Company		18
	(a)	Representations and Warranties	18
	(b)	Performance	18
	(c)	Employment Agreements	19
	(d)	Absence of Litigation	19
	(e)	Exchange of Series A Preferred Stock	19
	(f)	Promissory Notes	19
	(g)	Pledge and Escrow Agreement	19
	(h)	Redemption of Series B Preferred Stock and Series C Preferred Stock	19
10.	Additional Covenants of Purchaser		19
11.	General Provisions		19
	(a)	Notices	19

-ii-

(b)	Severability.	20
(c)	Governing Law	20
(d)	Publicity	21
(e)	Captions and Section Headings	21
(f)	Amendments and Waivers	21
(g)	Successors and Assigns	21
(h)	Expenses	21
(i)	Entire Agreement	22
(j)	Exhibits; Schedules	22
(k)	Further Assurances	22
(l)	Counterparts	22
(m)	Attorneys’ Fees	22

-iii-

EXHIBITS

EXHIBIT A	SUMMARY OF TERMS OF THE AMENDED CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS OF SERIES A PREFERRED STOCK OF COMPANY
EXHIBIT B	SUMMARY OF TERMS OF FIRST PROMISSORY NOTE
EXHIBIT C	SUMMARY OF TERMS OF SECOND PROMISSORY NOTE
EXHIBIT D	SUMMARY OF TERMS OF PLEDGE AND ESCROW AGREEMENT
EXHIBIT E	SUMMARY OF TERMS OF EMPLOYMENT AGREEMENTS
EXHIBIT F	USE OF PROCEEDS

-iv-

SCHEDULES

SCHEDULE 5(c)(ii)	Options, Rights, Etc.
SCHEDULE 5(c)(iii)	Preemptive Rights
SCHEDULE 5(d)	Subsidiaries
SCHEDULE 5(g)(i)	Actions Against Company
SCHEDULE 5(h)	Tax Matters
SCHEDULE 5(i)(i)	Agreements, Contracts, Licenses, Orders
SCHEDULE 5(j)	Government Approvals and Other Consents
SCHEDULE 5(k)(i)	Employment Agreements
SCHEDULE 5(k)(iii)	Executive Officers of Company
SCHEDULE 5(k)(v)	Employee Benefit Plans
SCHEDULE 5(l)	Intellectual Property

-v-

INVESTMENT AGREEMENT

        This Investment Agreement is made and entered into as of October ___, 2004, between Teltronics, Inc., a Delaware corporation (the "Company"), with principal offices at 2150 Whitfield Industrial Way, Sarasota, Florida 34243, and International Media Network AG, a Switzerland _____________________________ (the "Purchaser"), with principal offices at ______________________________, Zurich, Switzerland.

RECITALS

        WHEREAS, the Company is engaged in the business of designing, developing, manufacturing, marketing and installing hardware and software application products, and engaging in electronic manufacturing services, primarily in the telecommunications industry (the "Business").

        WHEREAS, at the Closing, the Company desires to sell to the Purchaser, and the Purchaser desires to purchase from the Company, 24,000,000 shares of the Common Stock of the Company (the "Purchaser Shares"), which Purchaser Shares will constitute at least fifty-one percent (51%) of all the issued and outstanding fully-diluted shares of the Common Stock of the Company on the Closing Date, all on the terms and conditions set forth herein.

AGREEMENT

        In consideration of the premises, the mutual covenants and agreements, hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties to this Agreement agree as follows:

        1.    Definitions.

                 (a)  Definitions.   For the purposes of this Agreement, the following terms shall have the meanings specified below:

                 "Actions" shall have the meaning set forth in Section 5(g)(i).

                 "Affiliate" means, with respect to any specified Person, (i) any other Person that, alone or together with any other Person, directly or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with such specified Person (or in the case of a natural Person, any of such Person’s Immediate Family Members), or (ii) in the case of a natural Person, any of such Person's Immediate Family Members, or any trust solely for the benefit of such Person or such Person's Immediate Family Members. For purposes of this definition, "control" (including the correlative terms "controlled by" and "under common control with"), as used in respect of any Person, means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, credit arrangement or proxy, as trustee, executor, agent or otherwise. For purposes of this definition, a Person shall be deemed to control another Person if such first Person directly or indirectly owns or holds ten percent (10%) or more of the equity interests in such other Person.

                 "Agreement" shall mean this investment agreement (including the Schedules), as amended, supplemented or modified from time to time in accordance with the provisions hereof.

                 "Applicable Law" shall mean, with respect to any Person, any and all provisions of any constitution, treaty, statute, law, regulation, ordinance, code, rule, judgment, rule of common law, order, decree, award, injunction, judgment, Governmental Approval, concession, grant, franchise, license, agreement, directive, published guideline, policy or requirement, or other governmental restriction or any similar form of decision of, or determination by, or any published interpretation or administration of any of the foregoing by, any Governmental Authority, whether in effect as of the date hereof or thereafter and in each case as amended, applicable to such Person or its Subsidiaries or their respective assets. Whenever the term "Applicable Law" is used in a representation or warranty contained in Section 5 or Section 6, it shall be without reference to any changes in Applicable Law made after the date that such representation or warranty is made or deemed to be made.

                 "Applicable Securities Laws" means the securities laws of any jurisdiction applicable under the relevant circumstances.

                 "Benefit Plan" shall mean any plan, agreement or arrangement, formal or informal, whether oral or written, whereby the Company provides any benefit to any present or former officer, director or employee, or dependent or beneficiary thereof, including any profit sharing, deferred compensation, stock option performance stock, pension, death benefit or other fringe benefit, employee stock purchase, bonus, severance, retirement, health or insurance plan.

                 "Board" shall mean the board of directors of the Company.

                 "Business" shall have the meaning set forth in the recitals hereto.

                 "Certificate" shall have the meaning set forth in Section 2.

                 "Closing" shall have the meaning set forth in Section 4(a).

                 "Closing Date" shall have the meaning set forth in Section 4(a).

                 "Common Stock" shall have the meaning set in Section 5(b)(iii).

                 "Company" shall have the meaning set forth in the first paragraph hereof.

                 "Consent" shall mean any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including any Governmental Authority.

                 "Contracts" shall have the meaning set forth in Section 5(l)(i).

                 "Conversion Shares" shall have the meaning set forth in Section 5(c)(iv).

                 "Convertible Securities" shall mean (i) any rights, options or warrants to acquire Common Stock or any capital stock of the Company and (ii) any notes, debentures, shares of preferred stock or other securities or rights, which are convertible or exercisable into, or exchangeable for, Common Stock or any capital stock of the Company.

                 "$" or "dollars" shall mean lawful money of the United States of America.

                 "Encumbrance" shall mean any lien, encumbrance, hypothecation, right of others, proxy, voting trust or similar arrangement, pledge, security interest, collateral security agreement, limitations on voting rights, limitations on rights of ownership filed with any Governmental Authority, claim, charge, equities, mortgage, objection, title defect, title retention agreement, option, restrictive covenant, restriction on transfer, right of first refusal, right of first offer, or any comparable interest or right created by or arising under Applicable Law, of any nature whatsoever.

                 "Financial Statements" shall have the meaning set forth in Section 5(v).

                 "Fully Diluted Basis" shall mean, when used with respect to outstanding shares of Common Stock, all shares of Common Stock which would be outstanding after giving effect to the transactions contemplated by this Agreement and assuming the exercise, conversion or exchange of all Convertible Securities.

         "GAAP" shall mean United States generally accepted accounting principles consistently applied.

                 "Governmental Approvals" shall mean any action, order, authorization, consent, approval, license, lease, waiver, franchise, concession, agreement, license, ruling, permit, tariff, rate, certification, exemption of, filing or registration by or with, or report or notice to, any Governmental Authority.

                 "Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including any government authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof), or any tribunal or arbitrator(s) of competent jurisdiction, or any self-regulatory organization having jurisdiction over the relevant Person or Persons.

         "Immediate Family Members" shall mean, with respect to any natural Person, such natural Person’s spouse, siblings, lineal descendants (including by means of adoption) and living ancestors, and spouses of any of the foregoing.

                 "include", "includes", "included" and "including" shall be construed as if followed by the phrase "without being limited to".

                 "Intellectual Property" shall mean any and all interest, title or right, whether worldwide, international, or in any country, in or to any and all patents, all applications therefor and all reissues, reexaminations, continuations, continuations-in-part, divisions, and patent term extensions thereof; inventions (whether patentable or not), discoveries, improvements, concepts, innovations, technology, engineering, industrial models, registered and unregistered copyrights, copyright registrations and applications therefor, author’s rights, works of authorship (including any artwork of any kind, and software of all types in whatever medium, inclusive of computer programs, source code, object code and executable code, and related documentation), URLs, web sites, web pages and any part thereof, technical information, know-how, trade secrets, drawings, blueprints, designs, design protocols, specifications for materials, parts or devices, mask works, ASIC and chip designs, and manufacturing procedures therefor, circuit layouts, circuit board designs, quality assurance and control procedures, design tools, manuals, research data concerning historic and current research and development efforts, including the results of successful and unsuccessful designs, databases and proprietary data, proprietary processes, systems, formulae, algorithms, operational and manufacturing procedures, drawing or data packages used in obtaining government authorizations with respect to services, products, or installation thereof, trade names, trade dress, trademarks, domain names, and service marks, and registrations and applications therefor and the goodwill of the business symbolized or represented by the foregoing, customer lists and any other proprietary information and intangible common-law rights.

                 "Material Adverse Effect" shall mean any event, circumstance, occurrence, fact, condition, change or effect that, with or without the passage of time, the giving of notice or both, is or could reasonably be expected to be, materially adverse to (i) the Business, operations, results of operations, financial condition, properties, assets or liabilities of the Company, taken as a whole, or (ii) the ability of the Company to perform fully its obligations hereunder and under the Other Agreements and to consummate the transactions contemplated hereby and thereby. For the purposes of this Agreement, a material currency devaluation or material foreign exchange restriction or other actions by any Governmental Authority limiting repatriation of capital or any other material change in the governmental or political climate of the countries in which the Company carries out the Business shall be deemed to have a Material Adverse Effect.

                 "Material Instruments" shall have the meaning set forth in Section 5(e).

                 "Notice" shall have the meaning set forth in Section 13(a).

                 "Other Agreements" shall have the meaning set forth in Section 5(b)(i).

                 "Person" or "person" shall mean any natural person, company, corporation, association, partnership, organization, business, firm, joint venture, trust, unincorporated organization or any other entity or organization, and shall include any Governmental Authority.

                 "Permitted Encumbrances" shall mean: (i) unregistered liens for taxes, assessments or similar charges incurred in the ordinary course of business that are not yet due and payable; (ii) inchoate mechanic's construction and carrier's liens and other similar inchoate liens arising by operation of law or statute in the ordinary course of the business of the Business for obligations which are not delinquent and will be paid or discharged in the ordinary course of business of the Business; (iii) title defects which are of a minor nature and, individually or in the aggregate, are immaterial with respect to value or use; (iv) any right of expropriation conferred upon, reserved to or vested in any Governmental Authority; (v) zoning restrictions, easements and rights of way or other similar encumbrances or privileges in respect of real property which in the aggregate are immaterial with respect to the Business and which are not violated in any respect by existing or proposed structures or land use; (vi) encumbrances created by others upon other lands over which there are easements, rights-of-way, licenses or other rights of user in favor of the property of the Company and which do not materially impede the use of such easements, rights-of-way, licenses or other rights of user for the purposes for which they are held; (vii) the reservations, limitations, provisos, conditions, restrictions and exceptions in the letters patent or grant, as the case may be, from any Governmental Authority and statutory exceptions to title; (viii) liens arising from court or arbitral proceedings, provided that the claims secured thereby are being contested in good faith by the Company or any of its Subsidiaries, execution thereon has been stayed and continues to be stayed at all times and such liens do not, in the aggregate, materially detract from the value of the property of the Company or any of its Subsidiaries or materially impair the use thereof in its Business; or (ix) restrictions on transfer of the Company's securities set forth in the certificate of incorporation or by-laws (or equivalent documents) of the Company or the Stockholders Agreement.

                 "Preferred Stock" shall have the meaning set forth in Section 2.

                 "Purchaser" shall have the meaning set forth in the recitals hereto.

                 "Purchaser Shares" shall have the meaning set forth in the recitals hereto.

                 "Securities Act" has the meaning set forth in Section 5(i) hereof.

                 "Series A Preferred Stock" shall have the meaning set forth in Section 2.

                 "Subsidiary" means each corporation or other Person in which the Company owns or controls, directly or indirectly, capital stock or other equity interests representing at least 50% of the outstanding voting stock or other equity interests.

                 "Taxes" shall mean any domestic or foreign taxes, charges, fees, levies or other assessments, including any income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales, use, goods and services, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental, real property, personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, worker’s compensation, payroll, health care, withholding, estimated or other taxes, charges, fees, levies or other assessments, and including any interest, penalties or additions relating thereto, imposed by any Governmental Authority or other taxing authority on the Company or any of its Subsidiaries.

                 (b)  Other Definitional Provisions.   The words "hereof", "herein", and "hereunder" and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Terms defined in the singular shall have a comparable meaning when used in the plural and vice versa. Whenever a representation or warranty made by a Person herein refers to the knowledge of such Person, such knowledge shall be deemed to consist of the actual knowledge of such Person or the knowledge which would have been present after reasonable due inquiry by such Person. A Person (other than an individual) will be deemed to have "knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, senior employee, member, partner, executor or trustee of such Person (or a Person acting in any similar capacity) has, or at any time had, actual knowledge of such fact or other matter, or should have had knowledge thereof given such individual’s office or capacity and given industry standards or given reasonable due inquiry by such individual.

         2.   Authorization and Consent.

                 (a)  Authorization of Purchaser Shares. The Company has authorized the issuance and sale pursuant to the terms and conditions of this Agreement of the Purchaser Shares.

                 (b)   Consent to Transfer of Series A Preferred Stock. The Company has consented to the transfer by Norman R. Dobiesz ("NRD") of 100,000 shares of its Preferred Stock, $.001 par value per share (the "Preferred Stock"), designated as Series A Preferred Stock (the "Series A Preferred Stock") under and subject to the terms of an Exchange Agreement between NRD and the Purchaser dated the date of this Agreement.

                 (c)   Amended Certificate of Designation, Preferences and Rights. At the Closing, the Series A Preferred Stock will have the rights, preferences, privileges and restrictions to be set forth in the Amended Certificate of Designation, Preferences and Rights of Series A Preferred Stock of Teltronics, Inc. (the " Amended Certificate"), a copy of which will be delivered five days prior to Closing for filing with the Secretary of State of the State of Delaware. The terms of the Amended Certificate are summarized in Exhibit A hereto.

         3.  Sale and Purchase of the Purchaser Shares. Subject to and upon the terms and conditions set forth in this Agreement, at the Closing, the Company shall sell to the Purchaser, and the Purchaser shall purchase from the Company the Purchaser Shares in the manner provided in Section 4 below for the Purchase Price as defined in Section 4.

         4.   The Closing.

                 (a)   Place and Date. Following satisfaction or waiver of each of the conditions set forth in Section 8, the closing of the purchase and sale of the Purchaser Shares pursuant to this Agreement (the "Closing") shall take place at 10:00 a.m., New York time, on or before February 28, 2005, at the offices of the Company, or at such other place or at such other time and date as the Purchaser and the Company shall mutually agree in writing. The day on which the Closing actually occurs is herein sometimes referred to as the "Closing Date".

                 (b)   Purchase Price; Payment. The Purchase Price for the Purchaser Shares shall be an aggregate of Forty-Five Million and 00/100 Dollars ($45,00,000) ("Purchase Price"). On the terms and subject to the conditions set forth in this Agreement, the Purchaser shall pay to the Company at the Closing, the Purchase Price (i) by wire transfer of immediately available funds, an aggregate of Fifteen Million and 00/100 Dollars ($15,000,000); and (ii) delivery of its promissory notes, each payable to the Company in the respective amounts of Fifteen Million and 00/100 Dollars ($15,000,000) without interest (collectively, the "Promissory Notes"). One of the Promissory Notes shall be payable on or before February 28, 2006 (the "First Promissory Note"). The other Promissory Note shall be subject to the Company achieving the budget set forth in Exhibit C attached to this Agreement; be payable on or before February 28, 2007 (the "Second Promissory Note"). The Promissory Notes and the obligations of Purchaser under this Agreement shall be secured by a pledge of the Purchaser Shares pursuant to a Pledge and Escrow Agreement ("Pledge and Escrow Agreement"). The terms of the First Promissory Note, Second Promissory Note and Pledge and Escrow Agreement respectively are summarized in Exhibits B, C and D to this Agreement.

         5.  Representations and Warranties of the Company The Company represents and warrants to the Purchaser, as of the date hereof and as of the Closing Date, as follows:

                 (a)  Organization and Good Standing. The Company is a corporation duly organized and validly existing under and by virtue of the laws of its state of incorporation and is in good standing under the laws of its jurisdiction of incorporation. The Company is duly qualified or licensed to do business and is in good standing in all jurisdictions in which the failure to be so qualified would have a Material Adverse Effect. The Company has full power and authority (corporate or otherwise) to own, lease and operate its properties and assets and to carry on the Business.

                 (b)  Authorization.

                           (i)   The Company has all requisite right, power and authority (corporate or otherwise) to execute and deliver this Agreement and each of the other agreements and instruments to be entered into by the Company at or prior to the Closing (collectively, the "Other Agreements") and to perform its obligations and consummate all of the transactions contemplated hereunder and thereunder, including the issuance and sale of the Purchaser Shares. All corporate proceedings have been taken and all corporate authorizations have been secured which are necessary on the part of the Company to authorize the execution, delivery and performance of this Agreement and each of the Other Agreements.

                          (ii)   This Agreement constitutes, and each of the Other Agreements when executed and delivered by the Company, will constitute, legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses.

                          (iii)  The Purchaser Shares have been duly authorized and, when delivered and paid for pursuant to the terms of this Agreement, will be duly and validly issued and outstanding, fully paid and nonassessable, and free and clear of all Encumbrances (other than Permitted Encumbrances of the type specified in clause (ix) of the definition of "Permitted Encumbrances" contained in Section 1(a) and except for restrictions on subsequent transfer of such Purchaser Shares imposed under Applicable Securities Laws).

                 (c)  Capital Stock.

                          (i)  (A) On the date hereof, the authorized capital stock of the Company consists of (1) 40,000,000 shares of Common Stock, of which 7,829,736 shares of Common Stock are issued and outstanding, (2) 5,000,000 shares of Non-Voting Common Stock, of which none are outstanding and (3) 5,000,000 shares of Preferred Stock, of which shares of Preferred Stock, 100,000 shares are designated as Series A Preferred Stock, 12,625 shares are designated as Series B Preferred Stock and 40,000 shares are designated as Series C Preferred Stock, are issued and outstanding; (B) immediately prior to the Closing, the authorized capital stock of the Company will consist of (1) 40,000,000 shares of Common Stock, of which 7,829,736 shares of Common Stock will be issued and outstanding, (2) 5,000,000 shares of Non-Voting Common Stock, of which none are outstanding and (3) 5,000,000 shares of Preferred Stock, of which shares of Preferred Stock, 100,000 shares designated as Series A Preferred Stock, 12,625 shares designated as Series B Preferred Stock and 40,000 shares designated as Series C Preferred Stock will be issued and outstanding; and (C) immediately after the Closing, the authorized capital of the Company will consist of (1) 40,000,000 shares of Common Stock, of which _______ shares of Common Stock will be issued and outstanding, (2) 5,000,000 shares of Non-voting Common Stock of which none will be outstanding; and (3) 5,000,000 shares of Preferred Stock, of which shares of Preferred Stock, 100,000 shares designated as Series A Preferred Stock, 12,625 shares designated as Series B Preferred Stock and 40,000 shares designated as Series C Preferred Stock, will be issued and outstanding.

                           (ii)   Except as set forth on Schedule 5(c)(ii), the Company has not (A) issued or granted or (B) agreed to issue or grant, any option, warrant, right or other Convertible Security which affords any Person the right to purchase or otherwise acquire any shares of the Common Stock, Preferred Stock, or any other security of the Company. Except as set forth on Schedule 5(c)(ii), the Company is not subject to any obligation (contingent or otherwise) to redeem, retire, purchase or otherwise acquire any of its securities.

                          (iii)   Except as set forth in Schedule 5(c)(iii), all the issued and outstanding securities of the Company have been duly authorized and validly issued, are fully paid, nonassessable and free and clear of preemptive rights and other Encumbrances (other than Permitted Encumbrances of the type specified in clause (ix) of the definition of "Permitted Encumbrances" contained in Section 1(a) and except for restrictions on subsequent transfer of such securities imposed under Applicable Securities Laws), and were issued in compliance with all Applicable Laws, including those regulating the offer, sale or issuance of securities.

                          (iv)  Except as set forth in Schedule 5(c)(iii), no Person has any rights of first refusal or similar rights or any preemptive rights in connection with the issuance of the Purchaser Shares or with respect to any future offer, sale or issuance of securities by the Company.

                 (d)  Subsidiaries.

                          (i)  The Company does not own, directly or indirectly, beneficially or of record, or have any obligation to retire, redeem, purchase or otherwise acquire, any capital stock or other securities of any Person other than the Company’s ownership of the capital stock of the Subsidiaries. The Subsidiaries do not own, directly or indirectly, beneficially or of record, or have any obligation to retire, redeem, purchase or acquire, any capital stock or other securities of any Person.

                          (ii)   The name of the Subsidiaries of the Company, the jurisdiction of their incorporation and the ownership of its capital stock on the date hereof are listed in Schedule 5(d).

                 (e)  Material Compliance With Material Instruments. The Company is in material compliance with (i) its certificate of incorporation and by-laws (or equivalent documents), and (ii) each Contract to which it is subject and which is material to the Business (collectively, the "Material Instruments"). The execution and delivery by the Company of this Agreement and the Other Agreements, the performance by the Company of its obligations hereunder and thereunder and assuming the consents described in Schedule 5(j) are obtained, the consummation by the Company of the transactions contemplated hereby and thereby, including the issuance and sale of the Purchaser Shares, and the taking of any other action contemplated by this Agreement or the Other Agreements, will not: (A) result in (1) any violation of any Applicable Law, except for any such violation that would not reasonably be expected to have a Material Adverse Effect, (2) any violation of any term of the Company’s certificate of incorporation or by-laws (or equivalent documents), or (3) any violation of or any conflict with or a default (with or without notice, lapse of time or both) under any of the Material Instruments, which violation, conflict or default might reasonably be expected (x) to materially and adversely affect the ability of the Company to satisfy its obligations under this Agreement, any of the Other Agreements or any of the Material Instruments, or (y) to result in a Material Adverse Effect; (B) accelerate or constitute an event entitling the holder of any indebtedness of the Company to accelerate the maturity of any such indebtedness or to increase the rate of interest presently in effect with respect to such indebtedness; or (C) result in the creation of any Encumbrance (other than Permitted Encumbrances) upon any of the properties or assets of the Company. The performance by the Company of its respective obligations and the enforcement of its respective rights under the Material Instruments will not have a Material Adverse Effect.

                 (f)  Good Title. The Company has good, valid and indefeasible title to, or a valid leasehold interest in, the properties and assets used by it, in each case free and clear of all Encumbrances (other than Permitted Encumbrances). The buildings, equipment and other tangible assets of the Company are in all material respects in good operating condition and repair, free from any known material defects and are usable in the ordinary course of the Business. The Company owns, or has a valid leasehold interest in or license to use, all assets which are material to the operations of the Business.

                 (g)  Litigation. Except as set forth on Schedule 5(g)(i), there is no action, suit, proceeding, arbitration, citation, summons or subpoena (civil, criminal, regulatory, or otherwise of a like nature, in law or in equity), claim, demand, grievance, inquiry or investigation (collectively, "Actions") pending against the Company which could result in a Material Adverse Effect.

                 (h)  Tax Matters. Except as set forth in Schedule 5(h), the Company (i) has timely filed all Tax returns that are required to have been filed by it with all appropriate Governmental Authorities (and all such Tax returns are true, complete and correct in all material respects to the best knowledge of the Company), (ii) has timely paid all Taxes owed by it or withheld and remitted to the appropriate Governmental Authority all Taxes which it is obligated to withhold and remit from amounts owing to any employee (including social security taxes), creditor, customer or third party, and (iii) has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. The assessment of any additional Taxes for periods for which returns have been filed is not expected to exceed the recorded liability therefor, and there are no material unresolved questions or claims concerning the Tax liability of the Company. There is no pending dispute with, or notice from, any taxing authority relating to any of the Tax returns which, if determined adversely to the Company, would result in the assertion by any taxing authority of any valid deficiency in a material amount for Taxes, and to the best knowledge of the Company, there is no proposed liability for a deficiency in any Tax to be imposed upon the properties or assets of the Company or the Business. There are no federal, state, local or foreign Tax Encumbrances on any asset of the Company or the Business (other than Permitted Encumbrances).

                 (i)  Contracts.

                          (i)  Schedule 5(i)(i) contains a true, complete and correct list of all agreements, contracts, commitments, orders, licenses, leases and other instruments and arrangements (whether written or oral) which, in each case, are related to the Business or the Company of the types described below to which the Company is a party or by which it, the Business or the assets of the Business are bound and under which any such Person continues to have any material obligation, the violation of which would have a Material Adverse Effect (the "Contracts"):

         (A)  any pension, profit sharing, stock option, employee stock purchase or other plan providing for deferred, incentive or other compensation to employees, any other employee benefit plan, or any contract with any labor union;

         (B)    any contract for the employment or personal services of any officer, individual employee or other person or entity on a full-time, part-time, consulting, advisory or other basis providing annual compensation in excess of $40,000 or which, in any way, restricts or limits the right of the Company to terminate such contract at will;

         (C)   any loan agreement, indenture, letter of credit, security agreement, mortgage, pledge agreement, deed of trust, bond, note, or other agreement relating to the borrowing of money or to the mortgaging, pledging, transferring of a security interest, or otherwise placing an Encumbrance (other than Permitted Encumbrances) on any material asset or material group of assets (whether tangible or intangible) of the Company;

         (D)  any guarantee of the payment or performance of any Person; any agreement to indemnify any Person or act as a surety; any other agreement to be contingently or secondarily liable for the obligations of any Person; or any "keep well" or similar credit support arrangements;

(E) any lease or agreement under which it is the lessee of or holds or operates any material property, real or personal, owned by any other party;

         (F)   any contract or agreement or group of related agreements with the same party or any group of affiliated parties which requires or may in the future require a payment in excess of $500,000, individually or in the aggregate, by or to the Company, other than the payment of the fees and expenses of the Company incurred in connection with the completion of the transactions contemplated by this Agreement and the Other Agreements;

(G) any contract or agreement prohibiting it from freely engaging in any business or competing anywhere in the world;

         (H)  any material licenses, licensing arrangements and other similar contracts providing in whole or in part for the use by a third party of, or limiting the use by the Company of, any Intellectual Property;

(I) any brokerage or finder’s agreements;

(J) any joint venture, partnership and similar contracts involving a sharing of profits or expenses (including joint development and joint marketing contracts);

         (K)   any asset purchase agreements, stock purchase agreements and other acquisition or divestiture agreements, including any agreements relating to the sale, lease or disposal of any assets of the Company out of the ordinary course of business or or involving continuing indemnity or other obligations;

(L) any material sales agency, marketing or distributorship agreements;

(M) any material contracts, agreements or arrangements with respect to the representation of the Business in foreign countries;

(N) any other contract, agreement or commitment not the subject matter of clauses (A) through (M) above which is or could be reasonably expected to be material to the Company or the Business.

                          (ii)   The Company has performed all material obligations required to be performed by it and is not in material default under, or in material breach of, or in receipt of any claim of default under or breach of, any Contract. The Company has no present expectation or intention of not fully performing in all material respects all such obligations. The Company does not have any knowledge of any material breach or anticipated material breach by the other parties to any Contract.

                          (iii)  To the best knowledge of the Company, none of the officers of the Company is a party to any oral or written contract which prohibits, restricts or limits his or her performance of his or her duties or the fulfillment of his or her obligations as an employee and an officer of the Company in any material respect.

                 (j)   Governmental Approvals and Other Consents. No Governmental Approvals or other Consents are required to be obtained under Applicable Law or the certificate of incorporation and by-laws (or equivalent documents) of the Company in connection with (i) the execution, delivery or performance by the Company of this Agreement or any of the Other Agreements or the consummation of any transaction contemplated hereby or thereby, and (ii) the carrying on of the Business as it is presently carried on and is contemplated to be carried on, except for such Governmental Approvals and other Consents set forth in Schedule 5(j). All such Governmental Approvals and other Consents have been duly obtained or accomplished and are in full force and effect and the Company is in compliance in all material respects with each such Governmental Approval and Consent.

                 (k)  Officers, Benefit Plans and Labor.

                          (i)   Except as set forth on Schedule 5(k)(i), there are no employment agreements to which the Company, on the one hand, and any executive officers of the Company, on the other hand, are a party.

                          (ii)   The Company has complied in all material respects with all Applicable Laws relating to the employment of labor, including provisions thereof relating to wages, hours, social welfare, equal opportunity and collective bargaining. The Company has no material labor relations problems.

                           (iii)   Schedule 5(k)(iii) contains a true, complete and correct list of all executive officers of the Company, together with their current job titles. None of the Persons listed in Schedule 5(k)(iii) has notified the Company that such Person will cancel or otherwise terminate such Person’s relationship with the Company, or is being terminated by the Company.

                           (iv)   To the Company's knowledge, none of the persons listed on Schedule 5(k)(iii) is in breach of any covenant or agreement with any previous employer or other Person with regard to (A) restrictions on competition with the business of such previous employer or other Person, (B) solicitation of the employees of such previous employer or other Persons, or (C) non-disclosure of the confidential or proprietary information of such previous employer or other Person.

                           (v)   Except as set forth in Schedule 5(k)(v), the Company does not have any Benefit Plans. The Company has delivered to the Purchaser true, correct and complete copies of all documents, summary plan descriptions, insurance contracts, third party administration contracts and all other documentation created to embody all Benefit Plans, plus descriptions of any Benefit Plans that have not been reduced to writing.

                           (vi)   Except for required contributions or benefit accruals for the current plan year, no material liability has been or is expected to be incurred by the Company under or pursuant to any Applicable Law relating to Benefit Plans and, to the best knowledge of the Company, no event, transaction or condition has occurred or exists that could result in any such liability to the Company or, following the Closing, the Company, the Purchaser or any such Benefit Plan.

                           (vii)   Each of the Benefit Plans listed in Schedule 5(k)(v), is and has at all times been in compliance in all material respects with all applicable provisions of Applicable Laws.

                  (l)   Intellectual Property.  Except as set forth in Schedule 5(l), (i) the Company owns, free and clear of all Encumbrances (other than Permitted Encumbrances), and possesses or is validly licensed under all Intellectual Property material to the operation of the Business, as conducted in the past and as presently conducted and as contemplated to be conducted, and any such licenses are in full force and effect; (ii)to the Company's knowledge, no past, current or currently planned activity, service or product of the Company infringes or conflicts with the Intellectual Property of any third party; (iii) the Company has taken appropriate steps and measures to establish and preserve ownership of or right to use all Intellectual Property material to the operation of the Business; and (iv) there has been no judgment, decree, injunction, rule, or order rendered by any Governmental Authority, and no claim made against the Company asserting the invalidity, abuse, misuse or unenforceability of any Intellectual Property material to the operation of the Business, or that would limit, cancel, or question the validity of, or the rights of the Company in, any Intellectual Property material to the operation of the Business.

                  (m)   Certain Environmental and Safety Laws. The Company has no knowledge of any claim, and no proceeding has been instituted raising any material claim against the Company or any of its respective real properties now or formerly owned, leased or operated by it or other assets, alleging any damage to the environment or violation of any applicable statute, law or regulation relating to the environment or occupational safety and health.

                  (n)   Financial Statements. The Purchaser has reviewed the audited consolidated financial statements contained in the Company's Annual Report on Form 10-K filed for the year ended December 31, 2003, and its unaudited consolidated financial statements contained in its Quarterly Reports on Form 10-Q for all periods ended after December 31, 2003 and other reports, schedules and filings under the Securities Exchange Act of 1934 (the "Financial Statements"). The Financial Statements present fairly in all material respects the financial position, results of operation and statements of cash flow of the Company as of the dates and for the periods indicated therein and have been prepared in accordance with United States generally accepted accounting principles, on a consistent basis for the periods involved.

         6.   Representations and Warranties of the Purchaser.   The Purchaser represents and warrants to the Company, as of the date hereof and as of the Closing Date, that:

                  (a)  Investment Intent. The Purchaser Shares are being acquired by the Purchaser solely for its own account, for investment purposes only, and with no present intention of distribution.

                  (b)  Sophistication. The Purchaser is able to bear the economic risk of an investment in the Purchaser Shares and can afford to sustain a total loss of such investment, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the proposed investment and therefore has the capacity to protect its own interests in connection with the purchase of the Purchaser Shares.

                  (c)   Illiquidity. The Purchaser understands that there is a limited public market for the Purchaser Shares and that there can be no assurance that the existing public market for such stock will be maintained, and that even if the market for such stock is maintained, such Purchaser may never be able to sell or dispose of the Purchaser Shares and may thus have to bear the risk of its investment in such stock for an indefinite period of time.

                  (d)  Accredited Investor. The Purchaser is an "accredited investor" within the meaning of Regulation D promulgated under the Securities Act.

                  (e)  Restricted Securities. The Purchaser acknowledges that the Purchaser Shares will be deemed "restricted securities" as defined in Rule 144 under the Securities Act and that the transfer thereof is restricted by any applicable provisions of Rule 144, unless registered under the Securities Act, or unless there exists an exemption from registration under the Securities Act confirmed by an opinion of reputable counsel for Purchaser in form and substance satisfactory to the Company and its counsel.

         7.   Covenants.

                  (a)  Pre-Closing Actions. As promptly as practicable, each of the parties to this Agreement will: (i) use all reasonable efforts to take all actions required of such party to do all other things reasonably necessary, proper or advisable to consummate the transactions contemplated hereby by the Closing Date; (ii) file or supply, or cause to be filed or supplied, all applications, notifications and information required to be filed or supplied by such party pursuant to Applicable Law in connection with this Agreement, the issuance of the Purchaser Shares pursuant hereto and the consummation of the other transactions contemplated hereby and by the Other Agreements; (iii) use all reasonable efforts to obtain, or cause to be obtained, all Consents (including all Governmental Approvals and any Consents required under any contract) necessary to be obtained by such party in order to consummate the transactions contemplated pursuant to this Agreement and the Other Agreements; and (iv) coordinate and cooperate with the other parties in exchanging such information and supplying such assistance as may be reasonably requested by the other parties in connection with any filings and other actions to be made or taken in order to consummate the transactions contemplated pursuant to this Agreement and by the Other Agreements.

                  (b)  Conduct of Business. Except as otherwise permitted by this Agreement or with the written consent of the Purchaser, from the date hereof to the Closing Date, the Company shall:

                           (i)  carry on the Business in the ordinary course, consistent with past practice and in substantially the same manner as heretofore conducted and use commercially reasonable steps to preserve its relationships with customers, suppliers and others having business dealings with the Company;

                           (ii)  not declare or make any dividend, payment or distribution to its shareholders or purchase, retire, acquire or redeem any shares of its capital stock or other securities, except as required under the terms of its Series B and Series C Preferred Stock;

                           (iii)  not merge or consolidate with or into any other Person;

                           (iv)  maintain in full force and effect existing insurance to the extent available on commercially reasonable terms;

                  (c)   Books and Records. The Company shall, and shall cause each Subsidiary to, maintain, at all times, books and records accurately disclosing all payments made.

                  (d)   Use of Proceeds. The Company will use the net proceeds of the sale of the Purchaser Shares as set forth on Exhibit F attached to this Agreement.

                  (e)   Employment Agreements. At the Closing, the Company shall enter into employment agreements with each of NRD and Ewen R. Cameron, containing the terms summarized in Exhibit E attached to this Agreement.

                  (f)   Reservation of Common Stock. The Company shall at all times reserve and keep available for issue such number of its authorized but unissued shares of Common Stock as shall be sufficient to permit the conversion of all the Series A Preferred Stock.

         8.   Conditions to Obligations of the Purchaser. The obligation of the Purchaser to purchase and pay for the Purchaser Shares at the Closing and the other obligations of the Purchaser under this Agreement are subject to the fulfillment at or prior to the Closing of the following conditions, any of which may be waived in writing in whole or in part by the Purchaser:

                  (a)   Representations and Warranties. As of the date hereof and as of the Closing Date, each of the representations and warranties of the Company set forth in this Agreement that is qualified as to materiality shall be true and correct and each such representation and warranty that is not so qualified shall be true and correct in all material respects.

                  (b)   Performance. The Company shall have performed and complied in all material respects with all agreements and conditions contained herein required to be performed or complied with by it prior to or at the Closing.

                  (c)   Absence of Litigation.   (i) The consummation of the transactions contemplated hereby shall not have been restrained, enjoined or otherwise prohibited by any Applicable Law, including any order, injunction, decree or judgment of any court or other Governmental Authority; (ii) no court or other Governmental Authority shall have determined that any Applicable Law makes illegal the consummation of the transactions contemplated hereby and no Action with respect to the application of any such Applicable Law to such effect shall be pending or threatened; and (iii) no Action shall be pending or shall have been threatened which seeks to impose liability upon the Purchaser by reason of the consummation of the transactions contemplated by this Agreement.

                  (d)   Governmental Approvals; Consents. The Company shall have obtained any and all Governmental Approvals and Consents set forth in Schedule 5(j), and shall have made any and all filings and declarations necessary or appropriate (i) for the consummation of the transactions contemplated by this Agreement, (ii) pursuant to Applicable Law, and (iii) pursuant to Contracts applicable to the Company in connection with the transactions contemplated by this Agreement and the Other Agreements.

                  (e)   Contemporaneous Transactions. Prior to or contemporaneously with the Closing, the following shall have occurred:

                           (i)   The Amended Certificate of Designation Rights and Preferences of Series A Preferred Stock of Teltronics, Inc. shall have been executed and filed by the Company.

                           (ii)   The Company shall have delivered to the Purchaser a certificate or certificates representing the Purchaser Shares.

                  (f)   Closing Papers. The Company shall have delivered to the Purchaser all of the following:

                           (i)   Copies (certified by the President, Secretary or Assistant Secretary of the Company) of the resolutions duly adopted by the Board of Directors of the Company authorizing the adoption and filing of the Amended Certificate of Designation, Rights and Preferences of Series A Preferred Stock and authorizing the execution, delivery and performance of this Agreement, the Other Agreements and all other agreements referred to in this Agreement as being executed at or prior to the Closing.

                           (ii)   Copies (certified by the Secretary or Assistant Secretary of the Company) of the Amended Certificate of Designation, Rights and Preferences of Series A Preferred Stock of the Company, as amended through the date of the Closing.

                           (iii)   Such other documents relating to the transactions contemplated by this Agreement as the Purchaser may reasonably request.

                  (g)   Proceedings. All corporate and other proceedings of the Company taken or to be taken in connection with the transactions contemplated hereby and by the Other Agreements to be consummated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Purchaser.

         9.   Conditions to the Obligations of the Company. The obligations of the Company under this Agreement are subject to the fulfillment on or prior to Closing Date of the following conditions, any of which may be waived in writing, in whole or in part, by the Company:

                  (a)   Representations and Warranties. As of the date hereof and as of the Closing Date, each of the representations and warranties of the Purchaser set forth in this Agreement that is qualified as to materiality shall be true and correct and each such representation and warranty that is not so qualified shall be true and correct in all material respects.

                  (b)   Performance. The Purchaser shall have performed and complied in all material respects with all agreements and conditions required to be performed by or complied with by it prior to the Closing with respect both to the Company and to Norman R. Dobiesz.

                  (c)   Employment Agreements. Each of NRD and Ewen R. Cameron shall have entered into an Employment Agreement with the Company as contemplated by paragraph 7(e) of this Agreement.

                  (d)   Absence of Litigation. the conditions described in paragraph 8(c) shall have been satisfied.

                  (e)   Exchange of Series A Preferred Stock. The Purchaser and NRD shall have consummated the Exchange Agreement dated the date of this Agreement.

                  (f)   Promissory Notes. The Purchaser shall have executed and delivered to the Company the Promissory Notes.

                  (g)   Pledge and Escrow Agreement. The Purchaser shall have executed and delivered to the Company the Pledge and Escrow Agreement.

                  (h)   Redemption of Series B Preferred Stock and Series C Preferred Stock. All of the shares of Series B Preferred Stock and Series C Preferred Stock shall have been redeemed by the Company.

                  (i)   Board Approval. Approval of this Agreement by the Board of Directors of the Company on or before November 2, 2004.

         10.   Additional Covenants of Purchaser. At the Closing, Purchaser shall execute such documents and further agreements under which Purchaser shall for a minimum period of five (5) years after the Closing and continuing so long as the Company maintains budgets mutually acceptable to Purchaser and NRD:

                  (a)   Maintain a Board of Directors comprised of seven (7) members, five (5) of whom shall be designated by NRD and two (2) of whom shall be designated by Purchaser.

                  (b)   Maintain and cause the Company to comply with the Employment Agreements of NRD and Ewen Cameron described in Exhibit E of this Agreement.

                  (c)   Delegate to NRD the right to select and approve the attorneys and accountants for the Company.

                  (d)   Maintain the principal office of the Company in Sarasota, Florida unless another office is approved in writing by NRD.

         11.   General Provisions.

                  (a)   Notices. All notices, requests, demands, approvals, consents, waivers or other communications required or permitted to be given hereunder (each, a "Notice") shall be in writing, and in English and shall be (a) personally delivered, (b) sent by facsimile transmission, provided that the original copy thereof also is sent by pre-paid, first class, registered or certified mail (return receipt requested) or by next-day or overnight mail (to any United States address) or by an internationally recognized express delivery service (to any foreign address), (c) sent by first class, registered or certified mail (return receipt requested) or by next-day or overnight mail (to any United States address), postage and charges prepaid, or (d) delivered by an internationally recognized express delivery service (to any foreign address), postage and charges prepaid:

                           (i)   if to the Purchaser, at the address and numbers set forth at the end of this Agreement, marked for attention as therein indicated;

                           (ii)   if to the Company, to:

Teltronics, Inc.
2150 Whitfield Industrial Way
Sarasota, Florida 34243
Attention: Chief Executive Officer
Telephone: (941) 753-5000
Facsimile: (941) 751-7724

With a copy to:

Blair & Roach, LLP
2645 Sheridan Drive
Tonawanda, New York 14150
Attention: John N. Blair, Esq.
Telephone: (716) 834-9181
Facsimile: (716) 834-9197

or, in each case, at such other address and numbers as may have been furnished in a Notice by such Person to the other parties. Any Notice shall be deemed effective or given upon receipt (or refusal of receipt).

                  (b)   Severability. Should any Section or any part of a Section within this Agreement be rendered void, invalid or unenforceable by any court of law for any reason, such invalidity or unenforceability shall not void or render invalid or unenforceable any other Section or part of a Section in this Agreement.

                  (c)   Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Florida without regard to the principles of conflicts of law thereof. Each party hereto hereby irrevocably submits to the jurisdiction of the courts of the State of Florida and of the United States of America sitting in the City of Bradenton, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that the venue thereof may not be appropriate, that such suit, action or proceeding is improper or that this Agreement or any of the documents referred to in this Agreement may not be enforced in or by said courts, and each party hereto irrevocably agrees that all claims with respect to such suit, action or proceeding shall be heard and determined in such a Florida state or federal court. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party in the manner provided in Section 11(a) and agrees that such service shall constitute good and sufficient service of process and notice thereof.

Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law..

                  (d)   Publicity. Except as required by Applicable Law or the requirements of any securities exchange or market (in which case the nature of the announcement shall be described to the other parties (and the other parties shall be allowed reasonable time to comment) prior to dissemination to the public), no party shall make any public announcement in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the other parties.

                  (e)   Captions and Section Headings. Captions or section headings contained in this Agreement are inserted as a matter of convenience and for reference purposes only, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

                  (f)   Amendments and Waivers. Neither this Agreement nor any term hereof, may be changed, waived, discharged or terminated orally or in writing, except that any term of this Agreement may be amended and the observance of any such term may be waived (either generally or in a particular instance and either retroactively or prospectively) with (but only with) the prior written consent of the Company and the Purchaser; provided, however, that no such amendment or waiver shall extend to or affect any obligation not expressly waived or impair any right consequent therein.

                  (g)   Successors and Assigns. All rights, covenants and agreements of the parties contained in this Agreement shall, except as otherwise provided herein, be binding upon and inure to the benefit of their respective successors and assigns. This Agreement may not be assigned (by operation of law, contract or otherwise) by any party hereto; provided, however, that the Purchaser may assign or otherwise transfer its rights and obligations hereunder to: (i) any Permitted Transferee of the Purchaser as defined in and pursuant to the Stockholders Agreement; or (ii) any successor-in-interest to substantially all of the Purchaser’s business (whether by stock sale, asset sale or otherwise).

                  (h)   Expenses. Each party hereto shall pay its own expenses incidental to the preparation of this Agreement, the carrying out of the provisions hereof and the consummation of the transactions contemplated hereby, whether or not such transactions are consummated.

                  (i)   Entire Agreement. This Agreement (including the attached Exhibits and Schedules) contains the entire agreement and understanding of the parties and there are no further or other agreements or understandings, written or oral, in effect between the parties relating to the subject matter hereof.

                  (j)   Exhibits; Schedules. The Exhibits and Schedules attached to this Agreement hereby are incorporated into and made a part of this Agreement.

                  (k)   Further Assurances. Each party shall cooperate and take such actions as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

                  (l)   Counterparts. This Agreement may be executed (including by telecopy facsimile transmission) with counterpart signature pages or in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                  (m)   Attorneys' Fees. If any party initiates any legal action arising out of or in connection with this Agreement or any of the Other Agreements, the prevailing party in such legal action shall be entitled to recover from the other party all reasonable attorneys' fees, expert witness fees and expenses incurred by the prevailing party in connection therewith.

[Remainder of page intentionally left blank.]

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

TELTRONICS, INC.
By: /s/ Ewen R. Cameron Name: Ewen R. Cameron Title: President and CEO
INTERNATIONAL MEDIA NETWORK AG
By: /s/ Patrick Grotto Name: Patrick Grotto Title: Chairman & Chief Executive Officer
Address: _________________________ _________________________ Zurich, Switzerland _________ Attention: Mr. Patrick Grotto

EXHIBIT A

SUMMARY OF TERMS OF THE AMENDED CERTIFICATE
OF DESIGNATION, PREFERENCES AND RIGHTS OF
SERIES A PREFERRED STOCK OF COMPANY

1.	Numer of Shares of Series A Preferred. 100,000 shares.

2.	Conversion. At any time, each share is convertible on a one-for-one basis into shares of Common Stock at a price of $2.00 (U.S.) per share.

3.	Dividends. None.

4.	Liquidation Preference. $15,000,000 (U.S.).

5.	Voting. 400 votes per share prior to conversion.

EXHIBIT B

SUMMARY OF TERMS OF FIRST PROMISSORY NOTE

1.	Obligor. Purchaser.

2.	Obligee. Company.

3.	Term. One year from date of Closing.

4.	Amount. $15,000,000 (U.S.) payable in cash.

5.	Events of Default.

a.	Non-payment.

b.	Breach of any of the covenants of Purchaser in the Investment Agreement.

c.	Bankruptcy or similar event of the Obligor.

6.	Collateral. The shares of common stock acquired by the Obligor from the Obligee under the Investment Agreement prior to full payment.

EXHIBIT C

SUMMARY OF TERMS OF SECOND PROMISSORY NOTE

1.	Obligor. Purchaser.

2.	Obligee. Company.

3.	Term. Two years from date of Closing.

4.	Amount. $15,000,000 (U.S.) payable in cash.

5.	Events of Default.

a.	Non-payment.

b.	Breach of any of the covenants of Purchaser in the Investment Agreement.

c.	Bankruptcy or similar event of the Obligor.

d.	Event of Default under the First Promissory Note.

6.	Collateral. The shares of common stock acquired by the Obligor from the Obligee under the Investment Agreement prior to full payment.

7.

Condition.   The payment obligation two years from the date of Closing is conditioned upon the Company maintaining the budget for the calendar year 2005 to be agreed to prior to December 31, 2004 by NRD and the Purchaser.

EXHIBIT D

SUMMARY OF TERMS OF PLEDGE AND ESCROW AGREEMENT

1.	Parties. Company, Purchaser and an Escrow Agent designated by NRD.

2.	Pledge and Escrowed Property. The shares of common stock of the Company acquired but not fully paid for by the Purchaser.

3.	Voting. Purchaser prior to an Event of Default under the First Promissory Note and/or the Second Promissory Note. Upon an Event of Default, voting will be vested in the Escrow Agent.

EXHIBIT E

SUMMARY OF TERMS OF EMPLOYMENT AGREEMENTS

1.	Parties. Company and NRD and Ewen R. Cameron respectively to be funded by Purchaser.

2.	Term. Five (5) years from date of Closing.

3.	Compensation and Terms. The same terms and conditions of the current Employment Agreements between the Company and NRD and Ewen R. Cameron respectively except the following shall be included:

a.	In the event of termination of either or both Employment Agreements, whether or not permitted under their respective Employment Agreements, Company and Purchaser will be obligated to immediately:

(i)

 Purchase and acquire, at its sole expense, all shares of the Company's Common Stock owned by NRD and/or Ewen R. Cameron as the case may be at the time of such termination for a consideration equal to the market price of the Common Stock at such time;

(ii)

Pay, at its sole expense, an amount with respect to all options held by NRD and/or Ewen R. Cameron as the case may be calculated by subtracting the exercise price of all such options from the fair market value of the Company's Common Stock at such time of termination.

b.

In the event of termination of the employment of Ewen R. Cameron on or after February 1, 2008 for failure to maintain the 2007 budget, Ewen R. Cameron will receive all compensation and benefits for the unexpired balance of the term of h is Employment Agreement.

EXHIBIT F

USE OF PROCEEDS

Paid In Capital	15,000,000
Pay Off Harris Debt ($7,900,000)		5,000,000
Pay Off Tri-Link Debt		1,980,000
Redeem Series B Preferred		1,265,000
Redeem Series C Preferred ($4,000,000)		1,000,000
Working Capital	5,755,000

SCHEDULE 5(c)(iii)

Options, Rights, Etc.

Holder	Shares Held	Warrants/ Options Held

Series A Preferred Stock	100,000
Series B Preferred Stock	12,625	890,000
Series C Preferred Stock	40,000
1995 Incentive Stock Option Plan		1,547,000
Atlantic American		300,000

SCHEDULE 5(c)(iii)

Preemptive Rights

None

SCHEDULE 5(d)

Subsidiaries

TTG ACQUISITION CORP.
2150 Whitfield Industrial Way
Sarasota, Florida 34243

          Ownership:........................100% Teltronics, Inc.
          Incorporated:.....................Delaware - June 28, 1991

TELTRONICS, S.A. de C.V. (SERVICIOS ADMINISTRATIVOS TTGAC, S.A. de C.V.)
Circuito Juristas #75-B
Ciudad Satelite
Naucalpan de Juarez, Edo. De Mexico
C.P. 53100

          Ownership.........................100% Teltronics, Inc.
          Incorporated......................Mexico - November 14, 2000

TELTRONICS LIMITED
1st Floor, Regent Court, Laporte Way
Luton, Bedfordshire LU48AE
United Kingdom

          Ownership.........................100% Teltronics, Inc.
          Incorporated......................London, UK - July 2001

36371 YUKON INC.
#610-4370 Dominion St
Burnaby, BC
Canada V5G 4L7

          Ownership.........................100% Teltronics, Inc.
          Incorporated......................Yukon, Canada - May 13, 2003

SCHEDULE 5(g)(i)

Actions Against Company

Reference Teltronics, Inc. Form 10-Q for the Period Ended June 30, 2004 filed with the SEC on August 16, 2004

SCHEDULE 5(h)

Tax Matters

Extensions have been filed for the 2003 Federal and State Taxes

SCHEDULE 5(i)(i)

Agreements, Contracts, Licenses, Orders

(A)	See Schedule 5(k)(v)
(B)	See Schedule 5(k)(i)
(C)	See Form 10-K for Year Ended December 31, 2003 – Note 9 - Debt
(D)	See Form 10-K for Year Ended December 31, 2003 – Note 19 – Related Party Transactions
(E)	Leases:
	Corporate Office:	2150 & 2240 Whitfield Industrial Way Sarasota, Florida 34243
	Warehouse:	Sarasota Commerce Center 7455 16th Street East, Suite 105 Sarasota, FL 34243
119-01 15th Avenue College Point, NY 11379
	Sales & Support Offices:	1670 Corporate Circle, Suite 100 Petaluma, CA 94954-6912
104 Town Park Drive, Suite 150 Kennesaw, GA 30144
970 East Hennepin Avenue Minneapolis, MN 55414
2517 Highway 35, Suite 102 Manasquan, NJ 08736
19-02 Whitestone Expwy, Suite 204 Whitestone, NY 11357
622 3rd Avenue, 33rd Floor New York, New York 10017
4275 Kellway Circle, Suite 166 Addison, TX 75001-4213
2180 South 1300 East, Suite 320 Salt Lake City, UT 84106

775 Park Avenue, Suite 225/2 Huntington, NY
1810 Front Street, Suite 2CF Scotch Plains, NJ 07076
#610-4370 Dominion St. Burnaby, BC Canada V5G 4L7
1st Floor, Regent Court, Laporte Way Luton, Bedfordshire LU48AE UK
Circuito Juristas #75-B Ciudad Satelite Naucalpan de Juarez, Edo. De Mexico C.P. 53100
	Autos, Office and Manufacturing Equipment:	Operating leases in the ordinary course of business
(F)	New York Department of Education New York Department of Corrections Federal Bureau of Prisons Nielsen Media Research	Bell Atlantic BellSouth SouthwesternBell Verizon
(G)	None - Except the U.S. Export Controls and Limitations
(H)	None
(I)	Rainmaker Capital
(J)	None
(K)	None
(L)	None
(M)	None
(N)	None

SCHEDULE 5(j)

Government Approvals and Other Consents

Government Approvals - Reference Teltronics, Inc. Form 10-K for Year Ended December 31, 2003, Filed with the SEC on April 14, 2004 (Part I, Item 1. - Regulatory.)

Other Approvals - The CIT Group/BusinessCredit (assumes full redemption of the Series B and C Preferred Stock)

SCHEDULE 5(k)(i)

Employment Agreements

Ewen R. Cameron
Norman R. Dobiesz
Robert B. Ramey
Duncan Anderson

SCHEDULE 5(k)(iii)

Executive Officers of Company

President, CEO & Assistant Secretary:	Ewen R. Cameron
VP Product Management - ISM	Peter G. Tuckerman
VP Electronic Manufacturing Services	Robert B. Ramey
Sr. VP Business Development	Norman R. Dobiesz
VP Sales - ISM Products	Patrick Hutchison
VP Sales - Western Region	Walt Minor
VP 20-20 Product Management	Richard Begando
VP Public Safety Solutions	Thomas Clark
VP Technical Services	Dominick Catinella
VP Cypreon Product Management	Kevin Wilson
VP Engineering	Robert Lindsay
VP Legal Affairs	Blair O'Keefe

SCHEDULE 5(k)(v)
Employee Benefit Plans

Teltronics, Inc. Savings Plan (401k)
1995 Incentive Stock Option Plan
2005 Incentive Stock Option Plan
2000 Employee Stock Purchase Plan	Suspended
Health/Dental Insurance	With Flex Spending Accounts
Life Insurance & AD&D
Disability Insurance	STD & LTD
Workers Compensation
Employee Assistance Program
Supplemental Life & AD&D*	Employee & Dependent
Pre-paid Legal Program*

* Employee Paid Option

SCHEDULE 5(l)

Intellectual Property - Subject to Encumbrances

All intellectual property subject to security interests granted to The CIT Group/Business Credit and Harris Corporation.